UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 6, 2016

Advanced Environmental Petroleum Producers Inc.
(Exact name of registrant as specified in its charter)

Florida	333-192405	46-3046340
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8309 Mount Logan Court Las Vegas, Nevada	89131
(address of principal executive offices)	(zip code)

250-885-0545
(registrant’s telephone number, including area code)

Not Applicable
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 24, 2015, the Company announced that it had entered into an agreement to acquire 100% of the issued and outstanding shares of 1923285 Alberta Ltd. ("Alberta") for 65,600,000 shares of the Company’s common stock. Both the Company's 65,600,000 and 100% of the issued and outstanding Alberta Shares will be held in escrow until Alberta provides the Company with firstly, required audited financial statements, secondly, a certificate that the leases held by Alberta from Peru Petro (an entity owned by the Government of Peru) are unencumbered and are in good standing. It was anticipated that the audited financial statements and the report confirming the reserves and the potential reserves will be completed before December 31, 2015.

Alberta was incorporated in 2015 in the province of Alberta. Alberta stated it had ownership interests in a lease that encompasses 10,100 square Kilometers of oil and gas and mineral leases in the country of Peru known as “Block 19”.

During the Due Diligence process, Senior Management determined that the Company should acquire the Technical Evaluation Agreement (TEA) which is the license issued to fully evaluate and establish the value of issuing the leases associated with the Property described as Block 19.

On July 6, 2016 the Company announced it had acquired the Technical Evaluation Agreement from 1923285 Alberta Ltd. resulting in the shares held in escrow to be released.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number

 Description

10.1

Final Amended Agreement for the Purchase of Technical Evaluation Agreement between 1923285 Alberta

Ltd. and Advanced Environmental Petroleum Producers Inc. dated June 27, 2016.

99.1

News Release dated July 6, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Environmental Petroleum Producers Inc.

Dated: July 8, 2016	/s/ Loong Yip Juy
Loong Yip Juy
President

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